Ultimate Escapes Reports Fourth Quarter and Full Year 2009 Results

Record Revenues of $37 million in 2009, an Increase of 64% Over 2008 Revenues

47% Membership Growth in 2009 Results in $6.7 million of EBITDA and 75% Reduction in Loss From Operations

Orlando, Florida – April 15, 2010 – Ultimate Escapes, Inc. (OTCBB: ULEI and ULEI-W) (the “Company”), one of the world's largest luxury destination clubs, today announced its 2009 fourth quarter and full year financial results.  For 2009, the Company reported record revenues of $37 million in 2009, an increase of 64% compared to 2008 revenue of $22.5 million.  The Company reported a net loss of $13 million in 2009, a 44% improvement from the net loss in 2008 of $23.2 million.  The reduction in net loss was principally driven by a 47% increase in club memberships and improved club operating efficiencies in 2009, leading to a 75% reduction in loss before other income (expenses).

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On September 15, 2009, Ultimate Escapes successfully closed the acquisition of Private Escapes, the third-largest destination club in the world, adding a third destination club (Premiere Club) to Ultimate Escapes’ growing portfolio of luxury destination clubs, and adding $49 million in new club properties and over 350 new club members to Ultimate Escapes.

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On October 29, 2009, the Company consummated the business combination of Ultimate Escapes Holdings and Secure America Acquisition Corporation and became the industry’s first public luxury destination club.

“2009 was a landmark year for Ultimate Escapes.  Despite a very difficult global economic environment, Ultimate Escapes added over 350 new club members, 18 new club destinations and 50 new club properties, all while improving member services and reducing operating costs,” said President and Chief Executive Officer Jim Tousignant.  “We successfully completed the acquisition of Private Escapes in September and completed a business combination with Secure America in October, making Ultimate Escapes the first and only pure-play public company destination club in the world.  Record membership growth of 47% in 2009 has led to improved financial performance, with 64% revenue growth and EBITDA of $6.7 million in 2009.”

Fourth Quarter 2009 Results

For fourth quarter 2009, the Company reported quarterly revenue of $12.0 million, a 100% increase from $6.0 million in the prior-year quarter, primarily due to $3.75 million in member assessment fees earned in the fourth quarter of 2009 that were not earned in the prior-year quarter and also due to increased revenues from new members added as a result of the Private Escapes acquisition.

Loss from operations for the fourth quarter 2009 was $9.7 million, compared to $4.3 million in the prior-year quarter. Excluding $5.3 million of non-cash equity compensation expense resulting from acceleration of stock options at the closing of the business combination with Secure America in October 2009, and also excluding a $2.8 million impairment charge on assets held for sale, a $0.5 million loss on sale of property and equipment, and a $1.5 million gain related to contingent acquisition consideration in the fourth quarter 2009, net loss for fourth quarter 2009 was $2.6 million. EBITDA for fourth quarter 2009 was ($4.1) million, compared with ($0.4) million from the prior-year quarter. Depreciation and amortization expense for the fourth quarter 2009 was $2.6 million, up 73% from $1.5 million in the prior-year quarter as a result of the acquisition of Private Escapes.  Interest expense for the fourth quarter 2009 was $3.0 million, a 25% increase from $2.4 million in the prior-year quarter as a result of the Private Escapes acquisition.

For a reconciliation of EBITDA to the most similar GAAP measure, see "Unaudited Operating Results using Adjusted GAAP Revenue Recognition and Adjusted EBITDA (in thousands)" below.

Full Year 2009 Results

For the full year 2009, the Company reported revenue of $37.0 million, a 64% increase from the prior year, primarily due to $12 million in assessment fees in 2009 that were not earned in 2008.  EBITDA for the full year 2009 was $6.7 million, a $16.3 million increase from the prior year mainly due to the increased revenue contribution in 2009.  Depreciation and amortization expense for 2009 was $5.5 million, up 23% from the prior year primarily due to the acquisition of Private Escapes.  Interest expense for 2009 was $10.0 million, a 9% increase from the prior year as a result of the Private Escapes acquisition and a full year of interest related to debt incurred from the acquisition of certain properties in February 2008.

Net loss for 2009 was $13.0 million, compared to a net loss of $23.2 million, in 2008.  Excluding $6.6 million of non-cash equity compensation expense, a $2.8 million impairment charge on assets held for sale, a $0.5 million loss on sale of property and equipment, and a $1.5 million gain related to contingent acquisition consideration in 2009, net loss for 2009 was $4.6 million.

Liquidity and Capital Resources

As of December 31, 2009, that Company had $7.1 million in cash and restricted cash and approximately $123.3 million of debt outstanding on its balance sheet.  As of December 31, 2009, the Company had negative working capital of $32.7 million, compared to negative working capital of $8.9 million at December 31, 2008.

Conference Call Information

The Company will host a conference call and webcast today at 4:00 PM EDT.  Both the call and webcast are open to the general public.

The conference call number is 888-516-2447; please call ten minutes in advance to ensure that you are connected prior to the presentation.  Interested parties may also access the live call on the Internet at http://www.ultimateescapes.com (select Investor Relations and then Events and Presentations).  Please log-on fifteen minutes in advance to ensure that you are connected.  Questions and answers will be reserved for call-in analysts and investors.  A replay of the call will be available two hours following the end of the call through midnight EDT on Thursday, April 22 at www.ultimateescapes.com and by telephone at (888) 203-1112; passcode 2924116.

Unaudited Operating Results using Adjusted GAAP Revenue Recognition and Adjusted EBITDA (in thousands)

The Company uses an adjusted revenue calculation as an integral part of its internal financial management reporting and planning process, based on adjusted GAAP revenue recognition. For this purpose, the non-refundable club membership initiation fee is recognized over the first 18 months of membership, with the remaining club membership fee amortized over ten years, rather than the full amount of the club membership fee (including the non-refundable portion) being recognized over the ten-year expected life of the club membership, as is reflected in our consolidated financial statements. Club members cannot resign within the first 18 months of membership.  Because the club member initiation fee is non-refundable, we believe that treating such non-refundable initiation fee as earned over that 18 month minimum membership contract period better reflects the current performance of our business and the actual contractual terms of our club membership plan.

We also measure performance based on Adjusted EBITDA, which is the metric used to determine certain earn out units as provided at the closing of the business combination with Secure America.  Adjusted EBITDA with respect to any period, means, as determined in accordance with GAAP, the difference between our revenues (plus the non-refundable portion of membership fees to the extent such membership fees are not included in revenue pursuant to GAAP) and our expenses, on a consolidated basis for such period, plus the sum of (i) interest expense, (ii) income tax expense, (iii) depreciation expense and (iv) amortization expense but (v) excluding all non-cash compensation related to our 2009 Stock Option Plan and our previous employee stock-based compensation plan.

	GAAP Financial Information	Adjusted GAAP Revenue Recognition
	(in thousands)
Total Revenues	$37,011	$37,011
Add:
Non-GAAP Revenue Accretion		2,130
Adjusted Non-GAAP Revenue		$39,141

	GAAP Financial Information	Adjusted EBITDA
	(in thousands)
Net Loss	$(12,965)	$(12,965)
Add:
Non-GAAP Revenue Accretion		2,130
Non-cash stock-based compensation		6,604
Adjusted loss	(12,965)	(4,231)
Add:
Interest expense	10,006	10,006
Taxes	-	-
Depreciation (1)	8,365	8,365
Amortization	1,296	1,296
EBITDA	$6,702
Adjusted EBITDA		$15,436
(1)  Depreciation includes the impairment charge on assets held for sale.

About Ultimate Escapes®

Founded in 2004, Ultimate Escapes is the largest luxury destination club as measured by number of club destinations, and the second-largest destination club as measured by number of members. Ultimate Escapes offers club members flexible access to a growing collection of hundreds of multi‐million dollar private residences and luxury hotels in more than 150 global club and affiliate destinations. Locations range from chic urban apartments to charming beach cottages, spacious five-bedroom homes to an 80-foot private yacht. Each trip is coordinated by experienced, knowledgeable staff, trained to handle every vacation detail. Additional information about Ultimate Escapes and its club and membership offerings can be found at www.ultimateescapes.com.

Forward Looking Statements

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and Ultimate Escapes. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations of such words and similar expressions are intended to identify forward-looking statements. Although Ultimate Escapes believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates, which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of Ultimate Escapes. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, future operating or financial results; expectations regarding the strength of the future growth of the luxury destination club industry; future acquisitions, business strategy and expected capital spending; general market conditions and industry trends; risks associated with operations outside the United States; and other factors listed from time to time in Ultimate Escapes’ filings with the Securities and Exchange Commission at http://www.sec.gov. Ultimate Escapes expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Ultimate Escapes’ expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

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Investor Relations Contact:
William Schmitt, ICR
(203) 682-8200
william.schmitt@icrinc.com

Media Contact:
Aliza Rothman, Turner PR
(303) 333-1402
aliza@turnerpr.com